Exhibit 5.1

August 15,  2007

Silver Dragon Resources, Inc.
5160 Yonge Street, Suite 803
Toronto, Ontario, M2N 6L9

Re:     Registration Statement on Form SB-2 (SEC File Number 333-140295)

Ladies and Gentlemen:

We have acted as special counsel to Silver Dragon Resources, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form SB-2 and the amendments thereto (collectively, the "Registration Statement") relating to the issuance by the Company and the resale by the selling stockholders of the Company named in the Registration Statement (the "Selling Stockholders") of 2,535,000 shares of the Company’s Common Stock, par value $0.0001 per share (the "Shares"), of which 750,000 shares are issued and outstanding as of the date hereof (the "Issued Shares") and 1,785,000 shares are reserved for issuance as of the date hereof pursuant to Warrants issued by the Company (the "Warrant Shares").

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials and have not independently verified such facts. We have also assumed that the Shares are or will be (as applicable) issued and sold as described in the Registration Statement.

Members of our firm are admitted to the Bar of the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law.

Based on the foregoing, and in reliance thereon, we are of the opinion that (i) the Issued Shares sold pursuant to the Registration Statement and the related prospectus, as amended and supplemented through the date of sale, have been duly authorized by all requisite corporate action and are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefore, as described in the Registration Statement and the related prospectus, as amended and supplemented through the date of sale, will be validly issued, fully paid and nonassessable.

Silver Dragon Resources, Inc.
August 15,  2007

Our opinions expressed above are limited to the Delaware General Corporation Law, and we express no opinion with respect to the applicability of any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

This opinion letter is rendered as of the date set forth above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.

Very truly yours,

/s/ DORSEY & WHITNEY, LLP